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                                                                      EXHIBIT 11

ViroPharma Incorporated
Computation of Net Loss per Share

                                                              1997           1998           1999
Net Loss                                                      (11,449,883)   (26,402,116)   (29,500,038)

Accretion of redemption value attributable to
  mandatorily redeeemable convertible preferred stock                   -              -              -

Preferred stock dividends, including beneficial
  conversion component                                                                          934,533

Beneficial conversion feature of preferred stock                                              4,140,000

Net loss allocable to shareholders                            (11,449,883)   (26,402,116)   (34,574,571)

Weighted average shares outstanding                            10,092,590     11,485,589     12,181,853

Shares assumed to be outstanding related to
   stock options and warrants granted for nominal
   consideration                                                        -              -              -

Shares used in computing diluted net loss per share            10,092,590     11,485,589     12,181,853

Net loss per share
   Basic                                                            (1.13)         (2.30)         (2.84)

  Diluted                                                           (1.13)         (2.30)         (2.84)
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